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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,
                                                                  ------------
                                                                  1995   1994
                                                                  -----  -----
Income from continuing operations................................  $338   $282
Add:
  Interest.......................................................   235    306
  Portion of rentals representative of interest factor...........    29     33
  Preferred stock dividend requirements of majority-owned
   subsidiaries..................................................    11     --
  Income tax expense and other taxes on income...................   173    194
  Amortization of interest capitalized applicable to nonutility
   companies.....................................................     2      3
  Interest capitalized applicable to utility companies...........     1     --
  Undistributed earnings of affiliated companies in which less than a 50% voting
   interest is owned.............................................   (78)    (4)
                                                                  -----  -----
    Earnings as defined.......................................... $ 711  $ 814
                                                                  =====  =====
Interest......................................................... $ 235  $ 306
Interest capitalized.............................................     3      3
Portion of rentals representative of interest factor.............    29     33
Preferred stock dividend requirements of majority-owned
 subsidiaries....................................................    20     --
                                                                  -----  -----
    Fixed charges as defined..................................... $ 287  $ 342
                                                                  =====  =====
Ratio of earnings to fixed charges...............................  2.48   2.38
                                                                  =====  =====
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